                                                                     EXHIBIT 11

                              ODS NETWORKS, INC.

                     COMPUTATIONS OF PER SHARE EARNINGS
                  (In thousands, except per share amounts)

                                        Three Months Ended      Nine Months Ended
                                             Sept. 30,              Sept. 30,
                                       -------------------     ------------------
                                        1997         1996       1997        1996
                                       -------     -------     -------    -------
PRIMARY

Weighted average common shares
 outstanding                            16,475      16,284      16,420      16,240

Net effect of dilutive stock
 options and warrants based
 on the treasury stock
 method using
 average market price                     -            532        -           586
                                       -------     -------     -------    -------

Weighted average common and
 common equivalent shares
 outstanding                            16,475      16,816      16,420     16,826
                                       -------     -------     -------    -------
                                       -------     -------     -------    -------
Net income (loss)                      $  (431)    $ 2,976     $(1,480)   $10,107
                                       -------     -------     -------    -------
                                       -------     -------     -------    -------
Net income (loss) per share            $ (0.03)    $  0.18     $ (0.09)   $  0.60
                                       -------     -------     -------    -------
                                       -------     -------     -------    -------

FULLY DILUTED*

Weighted average common shares
 outstanding                            16,475      16,284      16,420     16,240

Net effect of dilutive stock
 options and warrants based
 on the treasury stock method
 using the period-end market
 price, if higher than
 average market price                     -            532        -           586
                                       -------     -------     -------    -------

Weighted average common and
 common equivalent shares
 outstanding                            16,475      16,816      16,420     16,826
                                       -------     -------     -------    -------
                                       -------     -------     -------    -------
Net income (loss)                      $  (431)    $ 2,976     $(1,480)   $10,107
                                       -------     -------     -------    -------
                                       -------     -------     -------    -------
Net income (loss) per share            $ (0.03)    $  0.18     $ (0.09)   $  0.60
                                       -------     -------     -------    -------
                                       -------     -------     -------    -------

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*  Fully diluted earnings per share is not presented in the Consolidated
   Statements of Operations as the resulting dilution is less than 3% of primary earnings per share.